Exhibit 10.1

MASTER SERVICES AGREEMENT

This Services Agreement (“Agreement”) entered into this 2nd day of March 2009, by and between InfoLogix, Inc., a Delaware corporation having a place of business at 101 E.  County Line Road, Hatboro, PA 19040 (“Client”) and Futura Services, Inc., a Pennsylvania corporation having a place of business at 515 Pennsylvania Avenue, Fort Washington, PA 19034 (“Futura”) (each a “Party” and collectively the “Parties”).

W I T N E S S E T H:

WHEREAS, Client provides enterprise mobile wireless solutions and support to the healthcare, pharmaceutical, retail, transportation, travel and entertainment, supply chain/logistics, manufacturing and financial markets, which solutions include, without limitation, the design, development and manufacture of products, RFID and other software and proprietary systems, and systems integration services (the “Business”);

WHEREAS, Futura provides outsourcing services and functions, surrounding the support of the equipment used in Client’s Business; and

WHEREAS, it is the desire and intention of Client to engage Futura for the purpose of providing certain services as set forth in this Agreement.

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and with the parties intending to be legally bound do hereby agree as follows:

1.            SERVICES

1.1  Services.  Futura shall provide to Client, or to Client’s customers (each, a “Customer”), the services described and set forth in Exhibit 1.  The “Services” will be purchased pursuant to purchase orders issued by the Client and will specified in mutually agreeable  Statements of Work (“SOW”), Such SOW’s may be found in subsequent Exhibits attached to this Master Services Agreement.  Each SOW will set forth among other things, the Customer, the specific Services to be rendered; any prototypes, goods or materials to be purchased and delivered by Futura in connection therewith (“Materials”); and the roles and responsibilities of the Parties thereto.  Each SOW shall specifically identify this Agreement and indicate that it is subject to the terms hereof.  To the extent there are any conflicts or inconsistencies between this Agreement, SOW and any Purchase Order (except as it may relate to performance or acceptance criteria), the provisions of this Agreement shall govern and control.  Futura will provide to Client only those Services and Materials described as its obligation in each SOW (collectively, the “Deliverables”).  The Deliverables specifically described in each SOW are exclusive, and no other services, materials or obligations shall be implied (e.g., system interfacing, software programming, support, etc.).

1.2  Acceptance of Deliverables.  Each SOW will describe, if applicable, the acceptance and/or performance criteria for each of the Deliverables and the completion criteria, if any, to signify completion of each phase of a project thereunder.  To the extent not specifically outlined in an SOW, Futura will perform the Services consistent with the performance criteria set forth in Exhibit 1.  In the event of a conflict between this Agreement and an SOW with regard to performance or acceptance criteria, the applicable SOW shall govern.  Client shall promptly review, evaluate and test each of the Deliverables within the applicable time period set forth in an SOW (and, if no such period is specified in the SOW, then within thirty (45) days from the date the Deliverable is delivered to Client, or to Client’s Customer as applicable) to determine whether or not such Deliverable satisfies the applicable acceptance criteria in all material respects.  Futura shall have the right to reject any SOW, in which event, such SOW shall not be counted in satisfying the Annual Minimum Purchase, in which event Client shall have the right to procure services for the rejected SOW provided it is at the same terms and conditions as offered to Futura.

1.3  Minimum Purchase Requirements.  Futura shall have the exclusive right to perform the Services for the Client in exchange for the fees set forth in Section 3 below until the earlier of (i) termination of this Agreement pursuant to Section 9.2 herein or (ii) the fulfillment of SOWs in the amount of $1,500,000 for each calendar year during the Term (as hereinafter defined) (the “Annual Minimum Purchase”), including a pro rata portion of such Annual Minimum Purchase amount for any partial calendar year during the Term.  After the Annual Minimum Purchase for such twelve month period is achieved, the Client may use other providers to perform the Services for such year, provided Futura shall be given the right to perform the Services on the same terms and conditions of such other providers with the consent of the Client not to be unreasonably withheld.

1.4  Right to Perform Services for Others.  Subject to the requirements of Section 5.3 hereof, Futura may perform services that are the same or substantially similar to the Services for other Futura clients.  Subject to the requirements of Section 5.3 hereof, this Agreement shall not prevent or limit Futura from using any of its personnel, equipment, facilities or technology for such purposes.

1.5  Use of Subcontractors.  Client acknowledges that Futura shall have the right to engage subcontractors in the performance of any of the Services hereunder, provided that no subcontracting shall release Futura from its responsibility for its obligations under this Agreement.  Futura shall be responsible for the work and activities of any subcontractor, including compliance with the terms of this Agreement.  Futura shall be responsible for all payments to its subcontractors.

2.            CHANGES IN SERVICES

2.1  Additional Services.  The Parties may agree from time to time for Futura to perform additional services and functions (the “Additional Services”).  The performance of such Additional Services shall be governed by this Agreement during the Term, and the terms and conditions of such Additional Services shall be reflected in an amended or new SOW signed by both Parties.

2.2  Excusable Delays and Failures.  Futura, or its subcontractors engaged to perform the Services, will be excused from delays in performing, or from a failure to perform,  to the extent that such delays or failures are caused by fire, flood, strike, civil, governmental, or military authority, act of God, labor disputes, mechanical or electrical breakdown, or other causes beyond its (or its subcontractors’) control.  In the event Futura is unable to perform Services for more than sixty (60) days for any reasons described in the preceding sentence, Client may terminate the applicable SOW.  The canceled portion of the SOW shall not be counted in satisfying the Annual Minimum Purchase.

Client acknowledges that Client’s failure or delay in furnishing necessary information, equipment or access to facilities, delays or failure by Client in completing tasks required of Client or in otherwise performing Client’s obligations hereunder or under any SOW to this Agreement will be considered an excusable delay or excusable failure to perform hereunder and shall not be a material breach by Futura.

3.            PAYMENT

3.1  Fees.  Client shall pay to Futura the fees and other compensation in the amounts for the specific Services requested pursuant to each respective SOW.  Futura will have no obligation to perform any Services and Futura may terminate this Agreement upon thirty (30) days written notice with an opportunity for InfoLogix to cure such breach when any amount in excess of $100,000 required to be paid by Client remains due and unpaid or any amount remains due and unpaid for 90 days or more.  Client may terminate this Agreement upon thirty (30) days written notice with an opportunity for Futura to cure when any amount in excess of $100,000 required to be paid by Futura remains due and unpaid or any amount remains due and unpaid for 90 days or more.

3.2  Invoices; Payments.  Futura shall invoice Client upon the initiation of Service detailed in the SOW.  Payments for the Services shall be due net thirty (30) days from invoice date, unless otherwise agreed in writing.  Futura reserves the right to charge Client interest, at a rate equal to the lesser of one and one half percent (1.5%) per month or the maximum legal rate permitted, on the amount shown on any invoice that is paid after the due date of payment specified above.

3.3  Records; Audit Rights.  Client shall maintain complete and accurate books and records with respect to the Services similar to and provided by Futura until at least three (3) years after termination of this Agreement.  Futura shall at any time, on at least twenty (20) business days prior notice to Client, be entitled to retain an accounting firm to audit the books and records of Client for the purpose of confirming the performance of the obligations hereunder and accuracy of fees hereunder.  Such accounting firm shall execute a nondisclosure agreement prior to any such audit.  Any such audit shall be performed at Futura’s expense during normal business hours.  Futura shall maintain complete and accurate books and records with respect to the Services provided hereunder until at least three (3) years after termination of this Agreement.  Client shall at any time, on at least twenty (20) business days prior notice to Futura, be entitled to retain an accounting firm to audit the call and SOW statistics relating to work performed by Futura to client for the purpose of confirming the performance of the obligations hereunder and accuracy of fees hereunder.  Such accounting firm shall execute a nondisclosure agreement prior to any such audit.  Any such audit shall be performed at Client’s expense during normal business hours.

4.            OBLIGATIONS OF THE PARTIES

4.1  Client’s Personnel Commitment.  Client will ensure that all Client personnel who may be necessary or appropriate for the successful delivery of the Services will, on reasonable notice: (a) be available to assist Futura’s personnel by answering business, technical and operational questions and providing requested documents, guidelines and procedures in a timely manner; (b) participate in progress and other Service-related meetings; and (c) be available to assist Futura with any other activities or tasks reasonably required to complete the Services in accordance with this Agreement.

4.2  Visa/Work Permits.  In the event it is necessary for Futura to obtain visas or work permits for Futura personnel, Client will cooperate with Futura by taking reasonably necessary actions to facilitate Futura’s efforts, including providing documentation indicating the nature and location of the work to be performed, the necessity of the work to be performed, and other documentation as may be reasonably required and related to this Agreement, and posting such notices as may be legally required.  Costs for obtaining such visas or work permits for its personnel shall be the responsibility of Futura.

4.3  Export Control.   The term “technical data” used in this section is defined in the United States Export Administration Regulations (“Regulations”).  The Parties acknowledge that to the extent any technical data provided under this Agreement are subject to US export laws and Regulations.  Neither Party shall use, distribute, transfer, or transmit technical data provided by the other Party under this Agreement except in compliance with US export laws and Regulations.  Each Party shall comply with the Foreign Corrupt Practices Act, as amended, and the rules and regulations thereunder.  To the extent that any of the Services cannot be performed or provided without violation of any law, regulation, or other control, then Futura shall not be obligated to provide the same and the applicable SOW shall be amended accordingly.

4.4  Compliance.   Futura shall comply with Client’s internal facility and information technology system access and security policies and procedures and will ensure that all individuals providing Services on behalf of Futura agree to be bound by and comply with all such policies and procedures.  Futura shall provide reasonable assistance to Client in complying with its obligations under applicable law, including but not limited to Sarbanes-Oxley Act of 2002 (“SOX”) and Health Insurance Portability & Accountability Act of 1996 (“HIPAA”) to the extent required as a result of the activities contemplated hereunder.

5.            CONFIDENTIAL INFORMATION

5.1  Advertisement.   Subject to the approval of the Chief Executive Officer of InfoLogix, with such approval not to be unreasonably withheld, and subject to the approval of any applicable InfoLogix customers, Futura shall be allowed to use as a referral source customers of InfoLogix that Futura is providing services to under this Agreement and shall be permitted to advertise that Futura is providing services to such customers, provided that such advertisements are consistent with past practice.

5.2  Confidentiality Obligations.  Client and Futura shall each (a) hold the Confidential Information (as defined below) of the other Party in confidence and avoid the disclosure thereof to any other party by using the same degree of care as it uses to avoid unauthorized use or disclosure of its own Confidential Information of a similar nature, but not less than reasonable care, and (b) not use the Confidential Information of the other Party for any purpose whatsoever except as expressly contemplated under this Agreement.  Each Party shall disclose the Confidential Information of the other only to those of its employees and consultants having a need to know such Confidential Information and have agreed to appropriate confidentiality obligations and shall take all reasonable precautions to ensure that its employees comply with the provisions of this Section 5.2.

5.3  Confidential Information.  The term “Confidential Information” shall mean any and all information or proprietary materials (in every form and media) not known to the public and which has been or is hereafter disclosed or made available by either Party (the “Disclosing Party”) to the other (the “Receiving Party”) in writing or, if disclosed orally or by other means, summarized in writing and designated confidential within thirty (30) days after such disclosure, in connection with the Services contemplated hereunder, including (a) all trade secrets, (b) existing or contemplated products or software owned by Client pursuant to this Agreement, services, designs, technology, processes, technical data, engineering techniques, methodologies and concepts and any information related thereto, (c) information regarding Client’s information technology infrastructure and data, including any customer or third party data to which Futura may be exposed to in performing its obligations hereunder, and  (d) information relating to business plans, sales or marketing methods and customer lists or requirements

5.4  Exclusions.  The obligations of either Party under Section 5.2 shall not apply to information that the Receiving Party can demonstrate (a) was in its possession at the time of disclosure and without restriction as to confidentiality, as shown by its prior written records, (b) at the time of disclosure was generally available to the public or after disclosure becomes generally available to the public through no breach of this Agreement or other wrongful act by the Receiving Party, (c) has been received from a third party without restriction on disclosure and without breach of agreement by the Receiving Party, or (d) is required to be disclosed by law or order of a court of competent jurisdiction or regulatory authority, provided that the Receiving Party shall furnish prompt written notice of such required disclosure to and reasonably cooperate with the Disclosing Party, at the Disclosing Party’s expense, in any effort made by the Disclosing Party to seek a protective order or other appropriate protection of its Confidential Information.

6.            WARRANTY

6.1  Limited Warranty.  With respect to any Services, Futura warrants the following:

(a)  the applicable Services rendered hereunder will be performed in a good and workmanlike manner by qualified personnel consistent with the quality standards and practices commonly accepted in the industry;

(b)  the Services performed will substantially conform to any applicable requirements and standards set forth in each applicable SOW; and

(c)  the Deliverables and materials will conform to the specifications set forth in the applicable SOW for such Deliverables and materials and will perform as intended when utilized by Client and/or its Customer, as the case may be.

6.2  Exclusions.  Notwithstanding anything in this Agreement to the contrary, Futura’s warranty does not cover (a) defects or damage not caused by Futura, including, but not limited to, damage in transit or casualty, (except when Futura ships warranty returns to customers and is responsible for the payment of shipping, for which Futura shall bear the risk of loss of any damage to the product in transit) (b) accident, misuse or non-compliance by Client or Customer with instructions or manuals, or (c) any alteration or other modification of any Deliverable by any person or entity under Client’s or Customer’s control.

6.3  Remedy.

                (a)  As to any Service or Deliverable defined in SOW, if Client does not furnish written notice to Futura prior to the end of the period set forth in Section 1.2, specifying in detail that such Service or Deliverable has failed to satisfy the applicable requirements in any material respects and the respects in which such Service or Deliverable does not conform to such requirements, then Client will be deemed to have accepted such Service or Deliverable and, subject to Section 6.3(c), waived all warranty claims.  If requested by Futura, Client will promptly sign and deliver to Futura an acceptable certificate evidencing final acceptance of any Deliverable.

                (b)  If Client shall give Futura a notice of nonconforming Service or Deliverables pursuant to subsection (a) above, Futura will use commercially reasonable efforts to modify any non-conforming Service or Deliverable identified by Client in such notice, and the Service or Deliverable will be reperformed or resubmitted to the Client at Futura’s cost.  Futura’s obligations are subject to Client’s cooperation with Futura including, in the case of modified software, assisting Futura to locate and reproduce the non-conformity.  If at any time Futura notifies Client that it is unable to remedy any non-conforming portion of any Service or

Deliverable, the applicable SOW shall terminate as to the non-conforming Service or Deliverable and Client may at its option: (i) receive from Futura a refund of any fees paid for such non-conforming Service; (ii) return the Deliverable and receive from Futura a refund of any fees paid for such non-conforming Deliverable, or (iii) retain the non-conforming Deliverable, receive from Futura a pro-rated refund of any fees paid under the applicable SOW, and attempt to correct any non-conformance itself or through a third party at Client’s sole expense.

                (c)  Client’s SOLE REMEDY and Futura’s ENTIRE LIABILITY in connection with non-conforming Deliverables or Service and/or termination of an SOW shall be as stated in this Section 6.3 and shall be limited to the amount of fees paid under the applicable SOW that result in liability.

6.4          Risk of Loss.  Except as otherwise provided for in this Agreement, Futura agrees to bear all risk of loss for the services defined by the Agreement and all SOWs thereto, including, but not limited to, all costs related to:

(a)      Warranty, extended warranty and call center services, as further defined in all related SOWS attached to this Agreement and made a part thereof, which are sold by Client to its customers and accepted in such SOWs by Futura;

(b)      Post and Pre production completion of kitting, imaging and shipments to Client customers as specified in the related SOWs; and

(c)      Futura shall not be liable for any acts or omissions occurring prior to the delivery of any product or service to the Client customer site that are covered by a related third party warranty program sold by Client or any third party warranty provided for by the manufacturer of such product.

6.5 Spare Pools.  Futura shall purchase from suppliers reasonably acceptable to Futura and shall maintain at Futura’s own cost and expense during the term of the Agreement, spare pools inventory adequate in amounts as determined by Futura to fulfill product warranty requirements, as defined in the related SOWs.

7.                                    LIMITATION OF LIABILITY AND REMEDIES

7.1  LIMIT ON DAMAGES.  WITHOUT LIMITING THE RESTRICTIONS OF SECTIONS 1.2, 5.1 AND 6.3, AND NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, FUTURA’S LIABILITY IN THE AGGREGATE UNDER AND WITH RESPECT TO THIS AGREEMENT AND THE PERFORMANCE OR NONPERFORMANCE OF THIS AGREEMENT AND ANY DELIVERABLES OR OTHER ITEMS UNDER THIS AGREEMENT (WHETHER IN TORT, CONTRACT OR OTHERWISE AND NOTWITHSTANDING ANY FAULT OR NEGLIGENCE) SHALL IN NO EVENT EXCEED, AS TO ANY CLAIM, IN THE AGGREGATE, THE AMOUNT OF THE COMPENSATION ACTUALLY RECEIVED BY FUTURA UNDER THE APPLICABLE SOW.

7.2  No Consequential Damages.  NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR LOSS OF PROFITS, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATING TO THE DELIVERABLES OR THIS AGREEMENT  OR RELATED SOWs EVEN IF ADVISED OF THE POSSIBILITY THEREOF.

7.3  Exceptions to Limitations.  Notwithstanding anything herein to the contrary, the limitations on damages and liability set forth herein shall not apply to:  (i) liability arising from the gross negligence or willful misconduct of Futura, (ii) liability under Section 5, and (iii) to the extent contrary to applicable laws of any state having jurisdiction.

8.            EMPLOYEES

8.1  No Employee Relationship.  Futura’s employees are not and shall not be deemed to be employees of Client.  Futura shall be solely responsible for the payment of all compensation to its employees, including provisions for employment taxes, workmen’s compensation and any similar taxes associated with employment of Futura’s personnel.  Futura’s employees shall not be entitled to any benefits paid or made available by Client to its employees.

8.2  Non-Solicitation Obligations.  During the term hereof and for a period of twelve (12) months following the completion of any SOW, neither Party shall, directly or indirectly, unless agreed to in writing by the other Party, solicit for employment or employ, or accept services provided by, any employee of the other Party who performed any work in connection with or related to the Services, nor shall Futura solicit within the scope of Client’s Business, without Client’s express prior written consent any employee of Client’s Customer introduced by Client to Futura that prior to such introduction Futura or its affiliates never provided services to.

9.            TERM AND TERMINATION

9.1 Term.  The term (“Term”) of this Agreement will commence on the Effective Date and will remain and continue in effect until December 31, 2013 unless sooner terminated as provided hereunder.  Individual SOWs will terminate in accordance with their specific terms.

9.2 Termination.  This Agreement may be terminated by either Party (the “non-breaching Party”) upon written notice to the other Party if any of the following events occur by or with respect to such other Party (the “breaching Party”):  (i) the breaching Party commits a material breach of any of its obligations hereunder and fails to cure such breach within sixty (60) days; (ii) any insolvency of the breaching Party, any filing of a petition in bankruptcy by or against the breaching Party, any appointment of a receiver for the breaching Party, or any assignment for the benefit of the breaching Party’s creditors; (iii) by either party pursuant to Section 3.1; or (iv) by Client for any reason or no reason upon forty-five (45) days prior written notice to Futura.

9.3          Termination by Futura.  In the event Futura terminates this Agreement pursuant to Section 9.2 , Client shall (i) pay Futura a termination fee (which shall not be considered compensation under this Agreement) equal to $750,000 payable within thirty (30) days of written notice of termination by Futura (the “Termination Fee”) and (ii) shall sublease (the “Sublease”) up to 10,000 square feet at Futura’s option, commencing thirty (30) days of notice of termination by Futura at Futura’s option of Futura’s lease for the facility located at 515 Pennsylvania Avenue, Fort Washington, PA, as set forth on Exhibit 2 hereto, for the duration of such lease, a copy of which is attached to Exhibit 2, and shall have full rights of use of such space for Client’s business activities, subject to the terms and conditions of such lease.

9.4          Termination by Client.  In the event Client terminates this Agreement pursuant to Section 9.2, Client may recover its actual direct damages, subject to the limitations set forth in Article 7 hereof.  In the event Client terminates this Agreement pursuant to Section 9.2(i), (iii) or (iv), Client shall pay the Termination Fee within forty-five (45) days of notice of termination by Client and, at Futura’s option, enter into the Sublease, at which time (namely, the payment of the Termination Fee and the execution of the Sublease) this Agreement shall terminate.  Any rights or obligations under a previously negotiated SOW for which Futura has been paid for by Client shall survive the termination of this Agreement; it being understood and agreed that with repect to such SOWs, Futura shall have the right to fulfill such SOWs notwithstanding termination of this agreement

9.5          Survival.  In the event of termination or upon expiration of this Agreement, Sections 3, 5, 6, 7, 8, 9, and 10 hereof will survive and continue in full force and effect.

10.          MISCELLANEOUS

10.1  Governing Law.  This Agreement will be governed by the laws of the Commonwealth of Pennsylvania without reference to the principles of conflict of laws.

10.2  No Assignment.  This Agreement shall not be assignable by either Party without the prior written consent of the other Party, not to be unreasonably withheld, except either Party may, upon prior written notice to the other Party (but without any obligation to obtain the consent of such other Party), assign this Agreement or any of its rights hereunder to any entity which succeeds (by purchase, merger, operation of law or otherwise) to all or substantially all of the capital stock, assets or business of such Party, if such entity agrees in writing to assume and be bound by all of the obligations of such Party under this Agreement and such corporation or entity has GAAP financial net worth as determined under United States generally accepted accounting principles consistently applied (“GAAP”) in excess of such Party’s GAAP financial net worth or, with respect to Client, Client agrees to guarantee its obligations to Futura under this Agreement and in the event of Futura’s assignment, Futura’s successor is reasonably satisfactory to Client.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assignees.

10.3  Notices.  All notices required by this Agreement will be given in writing to the other Party and delivered by registered mail, international air courier, facsimile, or the equivalent.  Notices will be effective when received as indicated on the facsimile, registered mail, or other delivery receipt.  All notices will be given by one Party to the other at its address stated on the first page of this Agreement unless a change thereof previously has been given to the Party giving the notice.

10.4  Amendments.  This Agreement may be modified only by a written amendment executed by duly authorized officers or representatives of both Parties.

10.5  Severability.  If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, then such provision shall be severed from this Agreement to the extent not enforceable and the remaining provisions will continue in full force.

10.6  Counterparts.  This Agreement may be executed in several counterparts, each of which will be deemed an original, and all of which taken together will constitute one single Agreement between the Parties with the same effect as if all the signatures were upon the same instrument.

10.7  Compliance.  Except as expressly provided here, each Party shall comply at its own expense with all applicable laws, ordinances, regulations and codes, including the identification and procurement of required permits, certificates, licenses, insurance, approvals and inspections in performance under any SOW.

10.8  Complete Agreement.  Upon the Effective Date, this Agreement together with the related SOWs constitute the complete and exclusive statement of the agreement between the Parties and supersedes all proposals, oral or written, and all other prior or contemporaneous agreements, SOWs and communications, as well as any subsequent purchase order, acknowledgment, quotation or other communications between the Parties relating to the subject matter herein, unless specifically agreed to in writing pursuant to Section 10.4.  The parties acknowledge that they are currently working under a Services Agreement dated July 17, 2006 and various letter agreements (“Existing Agreements”).  Upon the Effective Date of this Agreement, such Existing Agreements will terminate and the provisions of this Agreement shall exclusively govern the terms of the parties’ relationship.

10.9  Attorney’s Fees.  If any action, at law or equity, including any action for declaratory relief, is brought to enforce or interpret this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees from the other party, in addition to any other relief that may be awarded.

FUTURA SERVICES, INC.		INFOLOGIX, INC.

By	/s/ Janet E. DeNicola	By	/s/ David T. Gulian

Title	President	Title	Chief Executive Officer

Date	3/2/09	Date	3/2/09

EXHIBIT 1 – STANDARD SERVICES

This Exhibit describes the standard services referred to in Section 1.1 of the Master Services Agreement that Futura will provide InfoLogix (“Client”).  Fees and service levels related to these standard services will be provided in a subsequent statement of work (“SOW”).

1.              PROVIDER OF STANDARD SERVICES:     Futura Services

2.              STANDARD SERVICES DESCRIPTIONS:

2.1.  Help Desk Services

Help Desk Services are defined as Level 1 Assistance.  This includes answering the initial call, email, fax, or Customer Care Portal ticket from the Client customer, whether it is from the Client customer’s help desk or the end user.  Upon taking standard information from the customer such as name, company, location, type of issue experienced, Futura personnel will open a ticket in the Customer Care Portal (“CCP”), troubleshoot with predefined scripts, and either engage Client’s Level 2 resources or coordinate/facilitate the RMA process with the vendor.

2.2.  Spares Pools Services

Spares Pools Services are provided for Client’s customer’s serialized assets and, where necessary, related accessories such as batteries, chargers, cradles, etc.  These spares pools, which could either be Client’s or Client’s customer’s spare asset inventory will be managed, stored, and imaged/configured at Futura’s facility.  Futura will maintain the spare pool inventory in the CCP where related accessories will be maintained outside of the CCP.  Spare Pool inventory in the CCP is available real time for Client’s review and accessory inventory will be provided monthly to Client or Client’s customer.

2.3.  Kitting Services

Kitting Services are defined as assembly services supporting mobility solutions.  These services are typically in support of an assembled solution that is customized/defined/designed by the Client or Client’s customer.  These services are used to build anything from 1) a fully assembled solution; 2) a sub-assembly(ies) as part of a larger assembled solution or 3) a packing and packaging of mobility hardware along with related peripherals/accessories.

2.4.  Deployment Services (Staging and Technology Imaging/Configuration)

Deployment Services include, but are not limited to, 1) the technical imaging and configuration activities (post initial design/configuration typically performed by the Client or Client’s customer) performed on computing equipment for the purpose of making the equipment functional for the Client or Client’s customer use and/or 2) staging activities inclusive of the receipt, packing, packaging, warehousing, and logistics of computing equipment and related peripherals/accessories.

Futura-InfoLogix Master Services Agreement – Exhibit 1	Initials	JED/DG	Date	3/2/09

2.5.  Technology Repair Services

Repair Services is a depot service that repairs Client or Client’s customer computing equipment.  Equipment includes PCs (desktop, laptop, tablet or handheld) and printers (desktop or portable).  Depending upon the manufacturer and/or the arrangement with the Client, repair services can be provided for products that are either in or out of manufacturer warranty.

2.6.  Other

From time-to-time, Client may ask Futura to provide additional services that are not specifically outlined in this Exhibit.  If it is a service that both Client and Futura determine should be classified as a standard service, this Exhibit will be amended.

Futura-InfoLogix Master Services Agreement – Exhibit 1	Initials	JED/DG	Date	3/2/09

EXHIBIT 2 – SUBLEASE

This Exhibit outlines the sublease costs referred to in Section 9.3 of the Master Services Agreement.

1.               The property at 515 Pennsylvania Avenue, Fort Washington, PA (“Premises”) consists of 22,215 square feet.  The following is an excerpt of the lease for the Premises:

“4.1  Minimum Rent.  Annual minimum rent for the Premises (“Minimum Rent”) shall be as follows:

First Lease Year (months 1-6)	$111,075.00 per annum; $9,256.25 per month
First Lease Year (months 7-12)	$423,862.20 per annum; $35,321.85 per month
Second Lease Year (months 13-24)	$434,969.70 per annum; $36,247.48 per month
Third Lease Year (months 25-36)	$446,077.20 per annum; $37,173.10 per month
Fourth Lease Year (months 37-48)	$457, 184.70 per annum; $38,098.73 per month
Fifth Lease Year (months 49-60)	$468,292.20 per annum; $39,024.35 per month
Sixth Lease Year (months 61-66)	$479,399.70 per annum; $39,949.98 per month

All Minimum Rent shall be payable in equal monthly installments commencing on the Rent Commencement Date and thereafter due on the first day of each month during the Term without demand, deduction or set-off, at the following address (or at such other address of which Landlord shall hereafter give Tenant written notice):

Hub Properties Trust
P.O. Box 845310
Boston, MA 02284-5310”

2.               In addition to the above Minimum Rent, additional costs for the Premises are as follows:

2.1.           Operating Escalation:  In 2008, these costs totaled $13,401.23 for the year or $1,116.77 per month.

2.2.           Real Estate Taxes:  In 2008, these costs totaled $7,543.34 for the year or $628.61 per month.

2.3.           Utilities:  In 2008, these costs totaled approximately $3,500.00 per month.

Futura-InfoLogix Master Services Agreement – Exhibit 2	Initials	JED/DG	Date	3/2/09